SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CALIPER LIFE SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CALIPER LIFE SCIENCES, INC.

68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 3, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of CALIPER LIFE SCIENCES, INC., a Delaware corporation. The meeting will be held on Thursday, June 3, 2004 at 2:00 p.m. local time at our headquarters at 68 Elm Street, Hopkinton, MA 01748, for the following purposes:

1. To elect three directors to hold office until the 2007 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

3. To conduct any other business properly brought before the meeting.

      These items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Annual Meeting is April 13, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen E. Creager
General Counsel and Secretary

Mountain View, California

April 30, 2004

          You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CALIPER LIFE SCIENCES, INC.

68 Elm Street
Hopkinton, MA 01748

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

June 3, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Caliper Life Sciences, Inc. is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      Caliper intends to mail this proxy statement and accompanying proxy card on or about April 30, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only stockholders of record at the close of business on April 13, 2004 will be entitled to vote at the annual meeting. On this record date, there were 28,991,777 shares of common stock outstanding and entitled to vote.

                  Stockholder of Record: Shares Registered in Your Name

      If on April 13, 2004 your shares were registered directly in your name with Caliper’s transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

                  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on April 13, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of Ernst & Young LLP as independent auditors of Caliper for its fiscal year ending December 31, 2004.

How do I vote?

      You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

                  Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

                  Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Caliper. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 13, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, and “For” the ratification of Ernst & Young LLP as independent auditors of Caliper for its fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Caliper’s Secretary at Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2004, addressed to Caliper’s Secretary at Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2005 annual meeting of stockholders must provide specified information to us between February 3, 2005 and March 5, 2005 unless the date of our 2005 annual meeting of stockholders is before May 4, 2005 or after July 3, 2005, in which case the dates for submission of such matters or proposals shall be not more than 120 days and not less than the later of 90 days before the 2005 annual meeting of stockholders or 10 days after notice of the date of the 2005 annual meeting is publicly given. You are also advised to review Caliper’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

      For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

      To be approved, the ratification of Ernst & Young LLP as independent auditors of Caliper for its fiscal year ending December 31, 2004, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 28,991,777 shares of common stock outstanding and entitled to vote.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Caliper’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in size of our Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, unless the elected director is placed in a different class by a vote of the Board.

      The Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2004. Dr. David V. Milligan is currently a director of Caliper and was previously elected by the stockholders. Dr. Robert C. Bishop was elected to the Board in April 2002 by a vote of the other directors to fill a vacancy on the Board. Dr. Bishop was recommended for election to Caliper’s Board by Dr. Daniel L. Kisner, the Chairman of the Board of Directors. Mr. Van Billet was elected to the Board on March 31, 2004 by a vote of the other directors to fill a vacancy on the Board created by the resignation of Dr. Anthony B. Evnin. In connection with his election to the Board, Mr. Billet was placed into the class of directors whose term of office expires in 2004. Mr. Billet was designated for election to the Board by The Berwind Company, LLC pursuant to a contractual arrangement between Caliper and Berwind, which owns approximately 11% of our outstanding common stock. Prior to his election to the Board, Mr. Billet served as a non-voting Board observer designated by Berwind. If elected at the annual meeting, each of these nominees would serve until the 2007 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is Caliper’s policy that directors are encouraged to attend the Annual Meeting, and that they may do so by attending telephonically. Dr. Kisner is the only current director who attended Caliper’s 2003 Annual Meeting.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

      Presented below is biographical information for each nominee and for each person whose term of office as a director will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

      Van Billet, age 50, has been a Director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002 Mr. Billet was a corporate consultant. From June 2000 to April 2001 Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000 he served as Vice President and CFO of PJM Interconnection, LLC, an electric power pooling company. From 1995 to 1999 Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including most recently as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School, and a legal Masters Degree in tax from Temple University Law School.

      Robert C. Bishop, Ph.D., age 61, has been a Director since April 2002. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of the Board of Directors since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions, including Group President for Therapeutics, at Allergan, Inc., an ophthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop received his B.A. degree in Psychology and a Ph.D. in Biochemistry from the University of Southern California, and his M.B.A. from the University of Miami. Dr. Bishop is a director of Millipore Corporation and Optobionics Corporation. Dr. Bishop is also a member of the Board of Managers/ Trustees for the MFS/ Sun Life Series Trust and Compass Accounts at MFS Investment Management.

      David V. Milligan, Ph.D., age 63, has been a Director since October 1996 and was the Chairman of the Board until July 2002. He is currently Vice-Chairman. He has been a Vice President of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently a director of Galileo Laboratories, ICOS Corporation, Pathway Diagnostics, Reliant Pharmaceuticals and Vicuron Pharmaceuticals. He is a member of the Chemistry Department Advisory Board of Princeton University. Dr. Milligan holds an A.B. in Chemistry from Princeton University and M.S. and Ph.D. degrees in Organic Chemistry from the University of Illinois.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office until the 2005 Annual Meeting

      Daniel L. Kisner, M.D, age 57, served as our President and Chief Executive Officer from February 1999 to July 2002 before being elected Chairman of the Board on July 1, 2002. Dr. Kisner has also served as a Director since March 1999. From May 1994 to January 1999, Dr. Kisner served as a President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals and was responsible for business and product development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

      Edgar J. Cummins, age 60, has been a director since February 2004. Mr. Cummins has been an independent healthcare consultant since May 1998, including providing consulting services to the finance department of Ocular Sciences, Inc., a manufacturer and distributor of contact lenses, from May 2000 through November 2000. From May 1995 to May 1998, Mr. Cummins served as Chief Financial Officer and Deputy Chief Financial Officer of Chiron Vision Corporation, an ophthalmic surgical company, and from July 1986 to April 1995, he served as Chief Financial Officer of Allergan, Inc., an ophthalmic pharmaceutical/medical device company. Mr. Cummins is a director of Ocular Sciences. Mr. Cummins holds an MBA with an emphasis in finance from the University of Southern California, and a B.A. in Biology and English literature from the University of New Hampshire.

Directors Continuing in Office until the 2006 Annual Meeting

      Kathryn Tunstall, age 53, has been a director since February 2004. Ms. Tunstall served as President and CEO of Conceptus, Inc., a medical technology company, from July 1993 through December 1999, when she retired. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International, a division engaged in the development, manufacturing and marketing of cardiovascular catheters. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for two divisions of American Hospital Supply, a public manufacturer and distributor of healthcare products. Ms. Tunstall holds a B.A. in Economics, with a business emphasis from the University of California at Santa Barbara.

      E. Kevin Hrusovsky, age 42, was appointed President and CEO of Caliper immediately following the acquisition of Zymark Corporation by Caliper in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division, for FMC Corporation. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. He has also served as a board member of the Association for Laboratory Automation since January 2003. He received his B.S. in Mechanical Engineering from Ohio State University, an M.B.A. from Ohio University, an Extended M.B.A. from Harvard University, and an honorary doctorate from Framingham State College for his contributions to life sciences.

Independence of the Board of Directors

      As required under the National Association of Securities Dealers, Inc. listing standards (the “Nasdaq listing standards”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Caliper’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Caliper, its senior management and its independent auditors, the Board affirmatively has determined that the following Caliper directors are independent directors within the meaning of the applicable Nasdaq listing standards: Van Billet, Robert C. Bishop, Edgar J. Cummins and Kathryn Tunstall.

Information Regarding the Board of Directors and its Committees

      As required under new Nasdaq listing standards, Caliper’s independent directors meet in regularly scheduled executive sessions at which time only independent directors are present.

      The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2003 for each of these Board committees:

Name	Audit ±		Compensation μ		Nominating y

Van Billet			X		X
Kathryn Tunstall	X		X	*
Robert C. Bishop	X		X		X	*
Edgar J. Cummins	X	*			X
Total meetings in 2003	6		0		0

*	Committee Chairperson

±	Mr. Regis McKenna and Dr. Anthony B. Evnin served on the Audit Committee, with Dr. Evnin as Chairperson, until their resignations from the Board on February 3, 2004, and March 31, 2004, respectively. Mr. Cummins was appointed to replace Mr. McKenna and Ms. Tunstall was appointed to replace Dr. Evnin. Mr. Cummins was elected as the Chairperson of the Audit Committee upon the resignation of Dr. Evnin from the Board.

μ	Mr. Regis McKenna and Mr. Robert T. Nelsen served on the Compensation Committee, with Mr. McKenna as Chairman, until their resignations from the Board on February 3, 2004. Ms. Tunstall was appointed to the Compensation Committee on February 3, 2004, and Dr. Bishop and Mr. Billet were appointed to the Compensation Committee on March 31, 2004.

y	Prior to the creation of the Nominating and Corporate Governance Committee in September of 2003, Caliper had a Nominating Committee composed of Dr. David V. Milligan and Mr. Robert T. Nelsen. Upon the creation of the Nominating and Corporate Governance Committee, Dr. Anthony B. Evnin and Dr. Robert C. Bishop were appointed to serve on this Committee. In connection with Dr. Evnin’s resignation from the Board on March 31, 2004, both Mr. Billet and Mr. Cummins were appointed by the Board to serve on this Committee.

      Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations of the SEC and Nasdaq regarding “independence” for the committees on which they serve, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Caliper.

Audit Committee

      The Audit Committee of the Board of Directors oversees Caliper’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Caliper’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Caliper regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Caliper’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of Caliper’s quarterly financial statements.

      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Caliper’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Edgar J. Cummins qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Cummins’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition to Caliper’s Audit Committee, Mr. Cummins also serves as Chairman of the Audit Committee of Ocular Sciences, Inc. The Board of Directors has determined that such simultaneous service does not impair Mr. Cummins’ ability to effectively serve on Caliper’s Audit Committee.

Compensation Committee

      Our Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, and reviews general policy relating to compensation and benefits of our employees. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. Presentation and review of compensation plans, stock plans, and benefit plans are generally completed with the participation of the full Board of Directors. Three directors comprise the Compensation Committee: Mr. Billet, Dr. Bishop and Ms. Tunstall. The Compensation Committee did not hold special meetings in 2003 as compensation matters were reviewed by the full Board. All members of Caliper’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of Caliper, establishing criteria for Board membership, recommending to the Board for selection candidates for election to the Board, including the reelection of current directors to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, including the committees of the Board, and overseeing all aspects of Caliper’s corporate governance functions. In this regard, the Nominating and Corporate Governance Committee recommended to the Board that Mr. Billet and Dr. Bishop be nominated for election as directors at the Annual Meeting and that Dr. Milligan be nominated for reelection as a director at the Annual Meeting. Caliper’s Nominating and Corporate Governance Committee charter can be found on our corporate website at www.caliperLS.com under “Investor Relations.”

      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise in the life sciences industry upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Caliper, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Caliper’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Caliper and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Caliper, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to Caliper during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the next annual meeting of stockholders may do so by delivering a written recommendation addressed to Caliper’s Secretary at the following address: Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043. The written recommendation must be received at least 120 days prior to the anniversary date of the mailing of Caliper’s proxy statement for the last annual meeting of stockholders. The Corporate Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

      The Board of Directors met 20 times during the last fiscal year. Each of the directors except Mr. Regis McKenna attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

      Caliper’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on Caliper’s website at www.caliperLS.com under “Investor Relations.”

Code of Ethics

      Caliper has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.caliperLS.com under “Investor Relations.” If Caliper makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Caliper will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2003 consisted of Drs. Evnin and Bishop and Mr. Regis McKenna, with Dr. Evnin serving as Chairperson. Mr. McKenna resigned from the Board on February 3, 2004 and was replaced on the Board and on the Audit Committee by Mr. Cummins. Dr. Evnin resigned from the Board on March 31, 2004 and was replaced on the Audit Committee by Ms. Kathryn Tunstall. In connection with Dr. Evnin’s resignation, the Audit Committee designated Mr. Cummins as the Chairperson for the Committee. All current and former members of Caliper’s Audit Committee are or were independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the NASD listing standards). In connection with the review and reassessment of the adequacy of Caliper’s written Audit Committee Charter undertaken by the members of the Audit Committee and management, the Board recently revised Caliper’s written Audit Committee Charter, a copy of which is attached as Appendix A to these proxy materials.

      The Audit Committee oversees Caliper’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Caliper’s Annual Report with management,

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors’ accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Caliper’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Caliper, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

      The Audit Committee discussed with Caliper’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of Caliper’s internal controls and the overall quality of Caliper’s financial reporting. The Audit Committee held six meetings during the fiscal year ended December 31, 2003.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Caliper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Caliper’s independent auditors for the fiscal year ending December 31, 2004.

AUDIT COMMITTEE

Edgar J. Cummins (Chair)
Robert C. Bishop, Ph.D.
Kathryn Tunstall

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Caliper’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Caliper’s financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Neither Caliper’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Caliper’s independent auditors. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Caliper and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

      The following table represents aggregate fees billed to Caliper for fiscal years ended December 31, 2003 and December 31, 2002, by Ernst & Young LLP, Caliper’s principal accountant. Certain amounts from fiscal 2002 have been reclassified to conform to new presentation requirements.

Fee Category	Fiscal 2003 Fees	Fiscal 2002 Fees

Audit Fees	$713,000	$244,500	*
Audit-Related Fees	200,000	70,000
Tax Fees	16,000	22,000
All Other Fees	—	—

Total Fees	$929,000	$336,500

*	Includes 2002 audit fees of $45,000 billed in 2003.

      Audit Fees. Consists of fees billed for professional services rendered for the audit of Caliper’s financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2003 were substantially higher than 2002 due to additional services associated with our Form 8-K filing related to the Zymark acquisition and the expanded size and scope of our business.

      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Caliper’s financial statements and are not reported under “Audit Fees.” During 2003, these services consisted primarily of due diligence and advisory services related to Caliper’s acquisition of Zymark, including $10,000 of tax advisory services.

      Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During each of the fiscal years ended December 31, 2003 and 2002, these services included the preparation and review of Caliper’s income tax returns and general tax advice and planning.

      All Other Fees. Consists of fees for products and services other than the services described above. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Pre-Approval of Audit and Non-Audit Services

      Caliper’s Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Caliper’s independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Caliper’s independent auditors to render that service. Accordingly, Caliper does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

      The following are our executive officers and key employees, together with their ages and biographical information, as of April 1, 2004:

      For the biographical information with respect to E. Kevin Hrusovsky, Caliper’s President and Chief Executive Officer, and Dr. Daniel L. Kisner, our Chairman of the Board, see Proposal 1 — Election of Directors.

      Bruce J. Bal, 45, was appointed to the position of Vice President, Operations and Service following the combination of Caliper with Zymark. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation in the Biotechnology Division as Director of Operations. He has also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was general manager of United States Pollution Control, Inc. in Utah. Mr. Bal received a B.S. in Chemical Engineering from the University of Wisconsin and an MBA from Loyola University, Louisiana.

      Enrique Bernal, 65, was appointed to the position of Vice President, Instrument R&D following the combination of Caliper with Zymark. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, where he was responsible for all engineering functions and product development. Previously, he had spent 29 years at Honeywell Inc. He received a B.S. in Physics from the College of St. Thomas, and a Masters in Physics from the University of Minnesota.

      Andrea Chow, Ph.D., 46, was appointed to the position of Vice President, Microfluidics R&D, in December 2003. Prior to that, she held the position of Senior Director of Microfluidics at Caliper. Before joining Caliper in 1997, Dr. Chow conducted research at the Lockheed Palo Alto Research Laboratories and SRI International, and completed a postdoctoral fellowship at the University of Bristol in the United Kingdom. Dr. Chow received her B.S. degree in Chemical Engineering from the University of Southern California, and M.S. and Ph.D. degrees in Chemical Engineering from Stanford University.

      Stephen E. Creager, 50, joined Caliper in October 2002 as Associate General Counsel and was appointed Vice President and General Counsel in June 2003. Prior to joining Caliper, Mr. Creager was Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International involved in the development and manufacture of electronic components. In this role, he provided the legal support for the business development initiatives of Tyco Electronics, including the acquisition of over 40 businesses. Prior to taking on these business development responsibilities at Tyco Electronics, Mr. Creager served as the General Counsel of Tyco Electronics. Prior to that, Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to his experience at Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree, both from Yale University.

      William C. Kruka, 43, joined Caliper in 2002 as Vice President, Business Development. Prior to joining Caliper, Mr. Kruka was Senior Manager of Business Development with Applied Biosystems Group, an Applera Corporation business, a leading life science tool provider. In this role, he led the business development initiatives for proteomics, including related mass spectrometry; sample preparation; chromatography and microfluidic technologies. These initiatives included developing strategy, formulating deal structures and negotiating collaborations, licensing deals and divestitures. He also chaired an internal business development council that addressed strategic and operational matters from a cross-functional business and technology perspective. Prior to Applied Biosystems, Mr. Kruka held a number of corporate business development, sales and marketing positions with The Perkin-Elmer Corporation (now Applera Corporation).

      Peter F. McAree, 39, was appointed to the position of Vice President, Finance following the combination of Caliper with Zymark. Mr. McAree joined Zymark as Chief Financial Officer in May 2001 after serving in the same capacity as an independent consultant since November 2000. From January 2000 through November 2000, Mr. McAree served as Chief Financial Officer of Iconomy.com, Inc., a commerce solutions provider. From January 1999 through December 1999 Mr. McAree was an independent consultant. From January 1997 through December 1998, Mr. McAree worked at Elcom International, Inc., a commercial distributor of personal computers, as Executive Vice President, Finance and as President of its electronic commerce software business, Elcom Systems, Inc. Previously, Mr. McAree was Chief Financial Officer of Geerlings & Wade, Inc., a direct marketer of wine, from 1995 through 1996. Mr. McAree started his career in the Enterprise Group of Arthur Andersen, Boston, where he held various positions, most recently as Senior Manager in 1995. He received his B.S. in Accountancy from Bentley College, Waltham, MA, and is a licensed Certified Public Accountant in Massachusetts.

      Auro Nair, Ph.D., 43, was appointed to the position of Vice President, North American Sales of Caliper Life Sciences following the combination of Caliper and Zymark, where since 1998 he had led Zymark’s North American Sales organization. Prior to his employment at Zymark, Dr. Nair managed Quality Compliance and Analytical Services at Glaxo Wellcome, Singapore, where he was responsible for all analytical chemistry support for two manufacturing plants and a pilot facility. Dr. Nair received his Ph.D. in Analytical Chemistry from the University of Oklahoma and a B.S. in Chemistry from the University of Science, Malaysia.

      Mark Roskey, Ph.D., 44, was appointed to the position of Vice President, Worldwide Marketing following the combination of Caliper and Zymark, where he had held this role since he joined Zymark in December 2001. Prior to that, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. He has more than 15 years of experience in product research, development and strategic marketing with complex biological solutions and automated instrument systems. Dr. Roskey completed a postdoctoral fellowship in Molecular Immunobiology at the Harvard Medical School, and holds a Ph.D. in Microbiology from the University of Notre Dame and a B.S. in Biology from Framingham State College.

      Jean-Louis Rufener, 59, was appointed to the position of Vice President, International Operations following the combination of Caliper and Zymark. At Zymark, he had held this position since becoming a member of Zymark’s executive team when Zymark acquired Scitec Automation Holdings in August 1999. During his tenure at Scitec, a liquid handling and laboratory automation company, Mr. Rufener held the position of President and CEO. Prior to Scitec, Mr. Rufener was President of Tecan Corporation. Mr. Rufener completed his primary and secondary education in Switzerland, and graduated with a degree in Chemical Engineering from the Institute of Technology, Canton Bern, Switzerland.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of Caliper’s common stock as of March 31, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of Caliper as a group; and (iv) all those known by Caliper to be beneficial owners of more than five percent of its common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Caliper believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,917,523 shares of Caliper common stock outstanding on March 31, 2004, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is: c/o Caliper Life Sciences, Inc., 68 Elm Street Hopkinton, MA 01748.

		Beneficial Ownership
	Shares Issuable Pursuant
	to Options and Warrants	Number of Shares
	Exercisable within 60	(Including Number Shown	Percentage
Beneficial Owner	days of March 31, 2004	in First Column)	of Total

Directors And Executive Officers
E. Kevin Hrusovsky	—	800,000	2.69%
Michael R. Knapp, Ph.D.(1)	464,605	814,150	2.74
James L. Knighton(2)	731,395	842,583	2.83
Stephen E. Creager	43,644	123,000	*
Anthony T. Hendrickson(3)	265,400	280,870	*
Daniel L. Kisner, M.D.(4)	547,185	732,025	2.47
Robert C. Bishop, Ph.D.	10,937	32,000	*
Van Billet(5)	3,333	25,000	*
Anthony B. Evnin, Ph.D.(6)	13,400	493,205	1.68
Edgar J. Cummins	1,249	25,000	*
David V. Milligan, Ph.D.(7)	33,210	96,832	*
Kathryn Tunstall	1,249	25,000	*
5% Stockholders
Dimensional Fund Advisors Inc.(8)	—	1,720,636	5.62
The Berwind Company LLC(9)	—	3,150,000	9.82
All directors and executive officers as a group (14 persons)(10)	579,163	2,015,857	6.52

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 225,945 shares held by the Michael R. Knapp and Marianne Maloney Trust u/a/d 7/19/01, of which Dr. Knapp is a trustee. Dr. Knapp’s employment terminated on December 31, 2003.

(2)	Mr. Knighton’s employment terminated on March 31, 2004.

(3)	Mr. Hendrickson’s employment terminated on March 31, 2004.

(4)	Includes 82,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

(5)	Mr. Billet is Chief Financial Officer of The Berwind Company LLC (see footnote 9). Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(6)	Includes 236,384 shares held by Venrock Associates and 161,534 shares held by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares. Dr. Evnin resigned from the Board of Directors on March 31, 2004.

(7)	Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(8)	Represents shares held by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Represents shares beneficially owned as of December 31, 2003. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(9)	The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(10)	Total number of shares includes 164,723 shares of common stock held by entities affiliated with current directors and executive officers and excludes shares of common stock held or beneficially held by the following former directors and officers of Caliper: Michael R. Knapp, James L. Knighton, Anthony T. Hendrickson and Anthony B. Evnin. See footnotes 1 through 9 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires Caliper’s directors and executive officers, and persons who own more than ten percent of a registered class of Caliper’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Caliper. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Caliper with copies of all Section 16(a) forms they file.

      To Caliper’s knowledge, based solely on a review of the copies of such reports furnished to Caliper and written representations that no other reports were required, during the fiscal year ended December 31 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report on Form 4, covering an aggregate of one transaction, was filed late by Mr. Van Billet.

Excuse for Late Filing

      Mr. Van Billet was unable to file his initial report on Form 4 within the time period allowed due to a delay in obtaining his personal EDGAR code, and as a result this filing was late.

COMPENSATION OF DIRECTORS

      In September, 2003, the Board increased the cash compensation payable to non-employee directors, effective as of October 1, 2003, in order for Caliper to remain competitive in attracting and retaining independent directors. Both prior to and after October 1, 2003, non-employee directors receive a fee for attendance at each Board meeting of $2,500 per meeting if attended in person, or $1,000 if attended by phone or videoconference; and a fee for attendance on telephonic conference calls to discuss matters relating to Caliper at which all directors are requested to attend, but that are not official meetings of the Board, in the amount of $1,000 per conference call. Effective October 1, 2003, non-employee directors also began receiving for their service on the Board an annual retainer of $15,000, payable quarterly in arrears. This annual retainer is in addition to the per meeting fees described above. The Chair of the Audit Committee now also receives an annual retainer of $5,000 and each other member of the Audit Committee receives an annual retainer of $3,000, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each now also receives an annual retainer of $2,500 and each other member of these Committees receives an annual retainer of $1,000, in all cases payable quarterly in arrears. Non-employee directors currently receive no cash compensation for attendance at committee meetings. Employee directors (currently Mr. Hrusovsky and Dr. Kisner) receive no cash compensation for attendance at Board or committee meetings. All directors are reimbursed for expenses in connection with attendance at Board and committee meetings.

      Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The number of shares of common stock that may be issued pursuant to options granted under the directors’ plan is currently 460,886 and is increased one day after each annual meeting of stockholders by the greater of 0.3% of the outstanding shares on a fully-diluted basis or the number of shares that could be issued under options granted under the directors’ plan during the prior 12-month period. The directors’ plan is administered by our Board of Directors, unless the Board delegates administration to a committee comprised of not less than two members of the Board. Options granted under the directors’ plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

      Option grants under the directors’ plan are non-discretionary. Pursuant to the current terms of the directors’ plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 25,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. Shares received upon exercise are restricted and may not be sold until vested. In addition, one day after each annual meeting of our stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 14,000 shares for the Chairman of the Board and 7,000 shares for all other non-employee directors, will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors’ plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant and the term of options granted under the directors’ plan is ten years.

      During the last fiscal year, we granted options to purchase a total of 35,000 shares of our common stock to our non-employee directors, at an exercise price per share of $5.10. Each non-employee director received an option to purchase 7,000 shares of our common stock. Dr. Kisner, as the Chairman of the Board, received an option to purchase 14,000 shares of our common stock at an exercise price per share of $5.10. As of March 31, 2004, a total of 178,400 options have been granted under the directors’ plan, of which 20,400 options have been cancelled or have expired.

      In September 2003, pursuant to a contractual arrangement between Caliper and The Berwind Company LLC, we granted an option to purchase a total of 25,000 shares of our common stock, at an exercise price per share of $5.98, to Mr. Van Billet in connection with the initiation of his status as the non-voting Board observer designated by Berwind. This option was granted to Mr. Billet under Caliper’s 1999 Equity Incentive Plan, and will vest monthly over five years. Pursuant to the terms of the agreement between Caliper and Berwind, Mr. Billet did not receive an additional option to purchase 25,000 shares of common stock in connection with his election to the Board on March 31, 2004 due to the option granted to him in September 2003.

      As part of our ongoing program of research and development, we entered into a consulting agreement with Dr. David V. Milligan, our Vice-Chairman of the Board, effective April 30, 1997. This agreement remained in effect until April 30, 2003 and may be renewed on an annual basis thereafter. Under the terms of this agreement, Dr. Milligan agreed to provide consultation and advice concerning our core competitive strengths and the development of optimal growth strategies. In exchange, we agreed to pay Dr. Milligan $80,000 per year, payable monthly, and granted Dr. Milligan a stock option to purchase 64,102 shares of our common stock at $0.47 per share. This option vested monthly over a period of five years and has been fully exercised. We also granted Dr. Milligan stock options in connection with his services as a member of our Board of Directors under our 1999 Non-Employee Directors’ Stock Option Plan, as described above. Effective January 1, 2004, the existing consulting agreement with Dr. Milligan was terminated and replaced with a new consulting agreement. Under the terms of the new consulting agreement, Dr. Milligan agreed to provide consulting services to Caliper in certain fields described in the agreement, and we agreed to pay Dr. Milligan $30,000 per year, payable monthly.

      We have entered into an employment agreement with Dr. Kisner in connection with his service as Chairman of the Board. See the section below entitled “Employment, Severance and Change of Control Agreements” for a description of Dr. Kisner’s agreement.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

      The following table shows for the years ended December 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by, Caliper’s current Chief Executive Officer, Caliper’s former Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003 and one former executive officer who departed from Caliper during fiscal year 2003 (the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards

						Securities
				Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock	Options	Compensation

E. Kevin Hrusovsky(1)	2003	$177,047	$—	$—	$546,000	700,000	$—
President and Chief Executive Officer	2002	—	—	—	—	—	—
	2001	—	—	—	—	—	—
Michael R. Knapp, Ph.D.(2)	2003	$350,000	—	—	—	75,000	$211,060
Former Chief Executive Officer	2002	306,376	—	—	—	325,000	1,070
	2001	247,872	$69,529	—	—	88,000	1,070
Daniel L. Kisner, M.D.(3)	2003	$150,000	$87,500	—	—	136,000	—
Chairman of the Board of Directors	2002	450,000	87,500	—	—	65,000	$207,825
	2001	423,516	180,000	—	—	50,000	245,505
James L. Knighton(4)	2003	$350,000	$175,000	—	—	150,000	$365,534
Former President, Chief Financial	2002	328,402	—	—	—	280,000	5,365
Officer and Chief Operating Officer	2001	285,866	110,000	—	—	95,000	5,365
Anthony T. Hendrickson(5)	2003	$198,900	$99,450	—	—	20,000	$250,531
Former Vice President of Finance,	2002	181,139	19,499	—	—	100,000	—
Corporate Controller and Chief	2001	—	—	—	—	—	—
Accounting Officer
Stephen E. Creager(6)	2003	$199,398	$32,901	—	—	23,000	—
Vice President and General Counsel	2002	34,413	—	—	—	100,000	—
	2001	—	—	—	—	—	—

(1)	Mr. Hrusovsky became our Chief Executive Officer and an employee of Caliper on July 14, 2003, in connection with the closing of Caliper’s acquisition of Zymark Corporation. Under the terms of his employment agreement, Mr. Hrusovsky was granted 100,000 shares of restricted common stock valued at $5.46 on the date of grant, July 14, 2003. Mr. Hrusovsky’s compensation does not include compensation earned by Mr. Hrusovsky prior to the acquisition of Zymark by Caliper, which compensation included a stay bonus and success fee earned by Mr. Hrusovsky and assumed by Caliper as a liability in the acquisition of Zymark. The amount of cash consideration paid by Caliper for Zymark was reduced dollar for dollar by the amount of the stay bonus and success fee obligation. This obligation was paid by Caliper in September 2003.

(2)	Dr. Knapp served as the Chief Executive Officer of Caliper until July 14, 2003, at which time he became the Chief Technical Officer of Caliper. Dr. Knapp’s employment with Caliper terminated on December 31, 2003. Dr. Knapp assumed the duties of Chief Executive Officer in July 2002. Prior to that time, Dr. Knapp served as Vice President of Corporate Development. Amounts reported under “All Other Compensation” for Dr. Knapp in 2003 included $175,000 of severance (see Employment, Severance and Change of Control Agreement — Severance Agreements), $35,000 of earned vacation benefit and $1,060 of term life insurance premiums. All other compensation in 2002 and 2001 consisted of term life insurance premiums paid for the benefit of Dr. Knapp.

(3)	Dr. Kisner served as our Chief Executive Officer until July 2002 when he became Chairman of the Board. Dr. Kisner’s bonus in 2003 and 2002 (awarded in January 2004 and March 2003, respectively) consisted of a bonus in lieu of contractually stipulated loan forgiveness and tax gross-up to which he was entitled pursuant to the terms of his employment agreement. The loan and recent payments are described further in the section below entitled “Certain Relationships and Related Transactions — Indebtedness of Management”. Dr. Kisner’s all other compensation in 2002 consisted of $118,744 related to forgiveness of a portion of Dr. Kisner’s housing loan prior to July 1, 2003 and $89,081 for income taxes payable on the loan forgiveness. Dr. Kisner’s all other compensation in 2001 consisted of $33,180 for mortgage assistance, $118,744 related to forgiveness of a portion of Dr. Kisner’s housing loan, $89,081 for income taxes payable on the loan forgiveness, and $4,500 for professional matters. The Board of Directors decreased Dr. Kisner’s annual salary for 2003 to $150,000, and for 2004 to $50,000, to reflect his reduced participation in the overall management and leadership of Caliper.

(4)	Mr. Knighton’s bonus in 2003 consisted of a $175,000 retention bonus earned in connection with the performance of his duties through December 31, 2003, following the Zymark acquisition. Mr. Knighton’s all other compensation in 2003 consisted of a lump sum severance payment of $350,004 and earned vacation benefit of $14,665 (each paid in January 2004) and $865 of life insurance premiums. Mr. Knighton’s all other compensation in 2002 consisted of $865 for term life insurance and $4,500 for professional matters. Mr. Knighton’s all other compensation in 2001 consisted of $865 for term life insurance premiums and $4,500 for professional matters.

(5)	Mr. Hendrickson’s bonus in 2003 consisted of a retention bonus of $99,450 earned in connection with the performance of his duties through December 31, 2003, following the Zymark acquisition. Amounts reported under “All Other Compensation” for Mr. Hendrickson in 2003 consisted of a lump sum severance payment of $198,900 and earned vacation benefit of $49,971 (each paid in January 2004) and $1,060 of life insurance premiums.

(6)	Mr. Creager’s date of hire was October 28, 2002.

Stock Option Grants and Exercises

      Caliper grants options to its executive officers under its 1999 Equity Incentive Plan (the “Incentive Plan”). In addition, we granted to Mr. Hrusovsky an option to purchase 600,000 shares of our stock under the Acquisition Equity Incentive Plan (the “Acquisition Incentive Plan”) and an option to purchase 100,000 shares of our stock under the Incentive Plan, in each case in connection with our acquisition of Zymark and Mr. Hrusovsky’s agreement to serve as our Chief Executive Officer. Mr. Hrusovsky also received a grant of 100,000 restricted shares of our stock under the Acquisition Incentive Plan. As of March 31, 2004, options to purchase a total of 7,377,875 shares were outstanding under the Incentive Plan and Acquisition Incentive Plan, collectively, and 3,880,956 shares remained available for future grants under these plans.

      The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers.

      The exercise price of each option was equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options granted to our executive officers vest over four years with 25% of the shares vesting one year from the date of grant and 2.08% of the shares vesting each month thereafter. Each of the options has a 10 year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section entitled “Employment, Severance and Change of Control Arrangements” below for a description of our agreements with Mr. Hrusovsky, Dr. Knapp, Mr. Knighton, Mr. Hendrickson and Mr. Creager concerning stock options that have been granted to them.

      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. On April 20, 2004, the closing sales price of our common stock was $7.34.

      Percentages shown under “Percentage of Total Options Granted to Employees in 2003” are based on an aggregate of 5,244,262 options granted to employees, consultants and directors of Caliper under our stock option plans during 2003.

Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percentage of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Option	Employees in	Price per	Expiration
Name	Granted	2003	Share	Date	5%	10%

E. Kevin Hrusovsky	700,000	13.35%	$5.46	07/14/13	$2,403,635	$6,091,284
Michael R. Knapp, Ph.D.(1)	75,000	1.43	3.27	03/31/05	26,240	53,869
Daniel L. Kisner, M.D.	115,000	2.19	3.63	05/19/13	262,532	665,308
Daniel L. Kisner, M.D.	7,000	0.13	3.78	05/20/13	16,641	42,170
Daniel L. Kisner, M.D.	14,000	0.27	5.10	06/05/13	44,903	113,793
James L. Knighton(1)	75,000	1.43	3.27	03/31/07	56,067	116,684
James L. Knighton	75,000	1.43	5.46	03/31/07	81,217	173,612
Anthony T. Hendrickson(1)	20,000	0.38	3.27	09/30/06	12,494	26,624
Stephen E. Creager	13,000	0.25	3.27	02/26/13	26,734	67,750
Stephen E. Creager	10,000	0.19	5.46	07/13/13	34,338	87,018

(1)	Stock options granted to Dr. Knapp, Mr. Knighton and Mr. Hendrickson expire 90 days following the end of their consulting agreements (see “Employment, Severance and Change of Control Agreements — Severance Agreements”). With respect to each of these individuals, the potential realizable value of stock options granted is reflected through the revised expiration date.

Aggregated Option/ SAR Exercises in Last Fiscal Year, and FY-End Option/ SAR Values

      The following table presents the aggregate option exercises during 2003, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2003.

      Amounts shown under the column “Value Realized” are based on the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2003” are based on the closing price of our common stock ($6.66) on December 31, 2003 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at December 31, 2003		at December 31, 2003
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Kevin Hrusovsky	—	—	—	700,000	$—	$4,662,007
Michael R. Knapp, Ph.D.	—	—	445,404	136,828	2,258,772	816,363
Daniel L. Kisner, M.D.	—	—	512,552	111,372	3,413,596	741,738
James L. Knighton	—	—	700,730	75,000	3,781,082	499,500
Anthony T. Hendrickson	—	—	124,532	126,868	208,118	591,082
Stephen E. Creager	—	—	29,166	93,834	194,246	624,934

Employment, Severance and Change of Control Agreements

      Employment Agreements. In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky, to serve as President and Chief Executive Officer at a base salary of $380,004 a year starting on the closing of our acquisition Zymark, which occurred in July 2003. Pursuant to the terms of the employment agreement, Mr. Hrusovsky is eligible to earn an annual incentive bonus in the target amount of 100% of his then-current base salary, less standard withholdings and deductions. The annual incentive bonus will be determined by the Board and may be increased or decreased based on Caliper’s achievement of certain performance milestones and financial targets for the calendar year. Mr. Hrusovsky was also granted an option to purchase 700,000 shares of our common stock at an exercise price of $5.46 per share. This option vests over four years with 25% of the shares vesting one year from the date of the employment date and 2.08% of the shares vesting each month thereafter. In addition, Mr. Hrusovsky was granted 100,000 shares of our restricted stock. These shares vest over four years with 25% of the shares vesting one year from the date of the employment date and 2.08% of the shares vesting each month thereafter. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause, he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. If Mr. Hrusovsky voluntarily terminates his employment for good reason within 13 months of a change of control, he will receive the severance benefits listed above, provided any such severance payments and health care reimbursement payments will cease once Mr. Hrusovsky commences full-time employment with another business entity. If Mr. Hrusovsky is terminated (including constructive termination) without cause within 13 months of a change of control, in addition to the severance benefits listed above for a voluntary termination by Mr. Hrusovsky for good reason, he will receive accelerated vesting of 30 months for his outstanding options instead of 18 months of accelerated vesting.

      In July 2002 we entered into an employment agreement with Dr. Daniel Kisner pursuant to which Dr. Kisner agreed to serve as Chairman of the Board of Directors. The employment agreement with Dr. Kisner is at-will. In December 2003, we entered into an amendment to this employment agreement with Dr. Kisner. The amended agreement provides that Dr. Kisner will be paid $150,000 for the period from January 1, 2003 through December 31, 2003, and that effective January 1, 2004, Dr. Kisner will be paid $50,000 on an annual basis. In addition, the amended agreement provides that Dr. Kisner will receive a bonus in the amount of $87,500 for calendar year 2003, but not for any future years. The amended agreement also provides that if Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment within three months following a constructive termination, he will be reimbursed for health insurance premiums at his then current rate of coverage for 12 months, and he will receive accelerated vesting of 12 months for all of his outstanding options, provided any such severance payments and health care reimbursement payments will cease once Dr. Kisner commences full-time employment with another business entity. If Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment following a constructive termination, within 13 months of a change of control, in addition to the severance benefits listed above, he will receive accelerated vesting of at least 24 months for all of his outstanding options.

      The terms of Mr. Stephen Creager’s employment by Caliper are set forth in an offer of promotion letter dated July 10, 2003. Pursuant to the terms of Mr. Creager’s promotion letter, he was paid a base salary of $210,000 a year. Pursuant to the terms of the promotion letter, Mr. Creager is eligible to earn an annual incentive bonus in the target amount of 25% of his then-current base salary, less standard withholdings and deductions, the payment of which is subject to Mr. Creager’s and Caliper’s performance during the year. In connection with Mr. Creager’s original offer of employment, he was also granted an option to purchase 100,000 shares of our common stock at an exercise price of $3.92 per share. Pursuant to the terms of Mr. Creager’s promotion letter, Caliper granted Mr. Creager an option to purchase 10,000 shares of our common stock at an exercise price of $5.46 per share. Each of these options vests over four years with 25% of the shares vesting one year from the date of grant and 2.08% of the shares vesting each month thereafter. Mr. Creager’s promotion letter also provides that if Mr. Creager is terminated for any reason other than cause within 13 months following a change of control of Caliper, he will be paid his base salary and be provided with health care coverage for a period of 12 months or until he is employed by another company, and he will receive accelerated vesting of 30 months for his outstanding options. Mr. Creager’s employment by Caliper is at-will.

      Consulting Agreements. In January 2004, we entered into a consulting agreement with Dr. David Milligan to provide consulting services. This agreement terminated the prior consulting agreement dated April 30, 1997, as amended. During the term of the agreement, Dr. Milligan will be paid $30,000 on an annual basis, paid in twelve monthly installments. In addition, Dr. Milligan will be reimbursed for travel and other out-of-pocket costs reasonably incurred in the course of performing services pursuant to such agreement.

      Severance Agreements. In January 2004, we entered into an agreement with Mr. James L. Knighton, then our Chief Financial Officer, which amended and restated our separation agreement with Mr. Knighton dated July 2, 2003. Pursuant to the terms of the amended agreement, Mr. Knighton continued full-time employment until December 31, 2003 and continued part-time employment, three days a week, from January 1, 2004 through March 31, 2004, at which time his employment terminated. During the period prior to December 31, 2003, Mr. Knighton was compensated at his then current full-time monthly base salary of $29,167, which was then pro-rated on a three-fifths basis during the period from January 1, 2004 through March 31, 2004. Mr. Knighton was also granted 14,000 shares of our restricted stock, and an option to purchase 14,000 shares of our common stock at an exercise price of $9.19 per share, both of which fully vested on March 31, 2004. In addition, we accelerated the vesting of all options granted to Mr. Knighton by the Company prior to July 2, 2003. Pursuant to the terms of the amended agreement, Mr. Knighton also received a retention bonus in the amount of $175,000 and a severance payment equivalent to twelve months of his annual base salary, or $350,004. Our agreement with Mr. Knighton also provides for him to provide consulting services to Caliper on an as needed basis at a rate of $400 per hour through December 31, 2006.

      In July 2003, we entered into an agreement with Dr. Michael Knapp, our former Chief Executive Officer. Pursuant to the terms of the agreement, Dr. Knapp continued employment as Chief Technical Officer through December 31, 2003. Dr. Knapp was compensated at his then current full-time monthly base salary of $29,167. In addition, Dr. Knapp was eligible to receive a performance bonus for 2003 in the amount of $350,004 provided that certain business objectives were met; however such objectives were not met and the bonus was not paid. In February 2004, we entered into a letter amendment to our agreement with Dr. Knapp. Pursuant to the terms of the amended agreement, Dr. Knapp will receive severance payments based on his annual base salary of $350,004 until a total of $175,002 has been paid, even if he commences full-time employment with another business entity. Our agreement with Dr. Knapp also provides for him to provide consulting services to Caliper on an as needed basis at a rate of $100 per day for the first five days of consulting services, and thereafter at a rate of $400 per hour, through December 31, 2004.

      In January 2004, we entered into an agreement with Mr. Anthony Hendrickson, then our Vice President of Finance, Corporate Controller and Chief Accounting Officer, which amended and restated the separation agreement dated July 10, 2003. Pursuant to the terms of the amended agreement, Mr. Hendrickson continued full-time employment until December 31, 2003 and continued part-time employment, three days a week from January 1, 2004 through March 31, 2004, at which time his employment terminated. During the period prior to December 31, 2003, Mr. Hendrickson was compensated at his then current full-time monthly base salary of $16,575, which was then pro-rated on a three-fifths basis during the period from January 1, 2004 through March 31, 2004. Mr. Hendrickson was also granted 14,000 shares of our restricted stock, and an option to purchase 14,000 shares of our common stock at an exercise price of $9.19 per share, both of which fully vested on March 31, 2004. In addition, we accelerated the vesting of all options granted to Mr. Hendrickson by the Company prior to July 10, 2003. Pursuant to the terms of the amended agreement, Mr. Hendrickson also received a retention bonus in the amount of $99,450 and a severance payment equivalent to twelve months of his annual base salary, or $198,900. Our agreement with Mr. Hendrickson also provides for him to provide consulting services to Caliper on an as needed basis at a rate of $400 per hour through June 30, 2006.

Report on Exchange of Options

      On October 16, 2002, we offered our regular employees and employees of our wholly-owned subsidiary the opportunity to exchange any outstanding stock options granted to them under our 1999 Equity Incentive

Plan, as amended, other than options granted on August 20, 2001, with an exercise price per share of $100 or less, for replacement options to purchase shares of our common stock. We made this offer because many of our outstanding options were at exercise prices significantly higher than our then-current stock price, and therefore no longer provided meaningful retention or performance incentives to our employees. Consequently, we made this exchange offer to create better retention and performance incentives for our employees. For those who elected to participate in the offer, the options they elected to exchange were cancelled and no longer valid as of November 19, 2002. On May 20, 2003, we granted a replacement option covering the same number of shares of common stock as were covered by the cancelled options, with an exercise price equal to the fair market value on the date the new option was granted, which was $3.63, so long as employment or service with us or our subsidiary continued through May 20, 2003. There were no repricings of stock options held by our executive officers prior to this exchange offer. The option exchange program was approved by our Board of Directors. One named executive officer participated in the exchange offer as summarized below:

10-YEAR OPTION/SAR REPRICINGS

Length of
		Number of				Original Option
		Securities	Market Price			Term Remaining
		Underlying	of Stock at	Exercise Price		at Date of
		Options/SARs	Time of	at Time of	New	Repricing or
		Repriced or	Repricing or	Repricing or	Exercise	Amendment**
Name	Date*	Amended	Amendment*	Amendment	Price	(in years)

Dr. Daniel L. Kisner	11/19/2002	50,000	$3.60	$43.75	$3.63	8.20
	11/19/2002	65,000	3.60	16.65	3.63	9.14

*	The dates are as of the date of cancellation (November 19, 2002).

**	Calculated as of the date of cancellation (November 19, 2002).

COMPENSATION COMMITTEE

Ms. Kathryn Tunstall (Chair)
Mr. Van Billet
Dr. Robert C. Bishop

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(2)

Executive Compensation

      The Compensation Committee of the Board of Directors in 2003 consisted of Mr. Regis McKenna and Mr. Robert T. Nelsen, none of whom has ever been executive officers or employees of Caliper. Messrs. McKenna and Nelsen resigned from the Board in February 2004. The Compensation Committee is now comprised of Ms. Kathryn Tunstall (Chair), Mr. Billet and Dr. Bishop, none of whom has ever been executive officers or employees of Caliper. The Committee is responsible for establishing our compensation programs for all employees, including our executive officers. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

      The goals of our compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who

2	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	We pay competitively with other life sciences companies with which we compete for talent. To ensure that our pay is competitive, we compare our pay practices with these companies and set our pay parameters based on this review.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

      Salary. The Committee annually reviews each executive officer’s salary. When reviewing salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee’s objective is to set executive compensation at the market average when compared to comparable companies in the life sciences industry. The primary components of executive compensation are base salary, annual incentives and long-term equity incentives.

      Cash Bonus. The Committee annually reviews each executive officer’s bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer’s year-end performance review.

      Equity Incentives. Our equity incentive program consists of the 1999 Equity Incentive Plan, the 1999 Employee Stock Purchase Plan (“ESPP”) and the Acquisition Incentive Plan. Our option and restricted share program utilizes vesting periods (generally four years) to encourage key employees to continue in our employ. Through option and restricted share grants, executives receive significant equity incentives to build long-term stockholder value. Under the incentive plans, option grants are made at 100% of fair market value on the date of grant. Executives receive value from option grants only if our common stock appreciates over the long term. The size of option and restricted share grants is determined based on competitive practices in the life sciences industry and our philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention. The Board granted 145,152 restricted shares and options to purchase an aggregate of 1,679,239 shares of our common stock, including 327,239 option shares included in the May 2003 option exchange, to our current and former executive officers in 2003.

      We established the ESPP both to encourage employees to continue in our employ and to motivate employees through ownership interest. Under the ESPP, employees, including officers, may have up to 10% of their earnings withheld for purchases of our common stock on certain dates specified by our Board. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the ESPP commenced on December 15, 1999 and there were two purchases during fiscal 2003 pursuant to which we issued 359,926 shares of common stock.

Chief Executive Officer Compensation

      Mr. Hrusovsky served as the President and Chief Executive Officer of Caliper beginning in July 2003. Mr. Hrusovsky’s salary and bonus for fiscal 2003 are consistent with the criteria described above and with the Committee’s evaluation of Mr. Hrusovsky’s overall leadership and management of Caliper. The terms of Mr. Hrusovsky’s employment agreement were negotiated with, and approved by, the Board prior to the closing of the acquisition of Zymark Corporation in July 2003. Under the terms of Mr. Hrusovsky’s employment agreement, he is entitled to receive an annual incentive bonus in the target amount of 100% of his then-current base salary, based on Caliper’s achievement of performance milestones and financial targets established by mutual agreement between Mr. Hrusovsky and the Board. Because Mr. Hrusovsky joined Caliper in July 2003, he was only eligible to receive up to one-half of his annual incentive bonus for 2003. Before the Board initiated any consideration of what Mr. Hrusovsky’s bonus, if any, should be for 2003, Mr. Hrusovsky informed the Board that he was willing to forego any bonus for 2003 and salary increase for 2004 in order to increase the bonus pool available for other employees of Caliper. Accordingly, Mr. Hrusovsky was not paid any bonus for 2003, and his annual salary for 2004 will remain at $380,004.

      During 2003, Dr. Michael Knapp served as Caliper’s Chief Executive Officer until July 2003. Dr. Knapp’s salary and bonus for fiscal 2003 are consistent with the criteria described above and with the Compensation Committee’s evaluation of his overall leadership and management of Caliper. With the appointment of Mr. Hrusovsky as Caliper’s Chief Executive Officer in July 2003, Dr. Knapp was appointed to be the Chief Technology Officer of Caliper and we entered into a new employment agreement with Dr. Knapp in July 2003, which was amended in February 2004. Under the terms of this new employment agreement, Dr. Knapp continued to receive his annual salary of 350,004, and was entitled to receive a performance bonus in the amount of $350,004 subject to Caliper’s achievement of a specified corporate goal by the end of 2003. This goal was not achieved and Dr. Knapp did not receive any performance bonus for 2003. Dr. Knapp’s employment with Caliper terminated as of December 31, 2003, and in connection with the termination of his employment Dr. Knapp will receive severance payments over six months in an aggregate amount of one-half of his former annual salary, or $175,002.

Federal Tax Considerations

      Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

      The Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with Caliper’s best interests.

Conclusion

      Through the plans described above, a significant portion of our compensation program and Mr. Hrusovsky’s compensation are contingent on Caliper’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

Ms. Kathryn Tunstall (Chair)
Mr. Van Billet
Dr. Robert C. Bishop

Compensation Committee Interlocks and Insider Participation

      During 2003, Messrs. McKenna and Nelsen served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was or has ever been an officer or employee of Caliper or its subsidiaries. No member of the Compensation Committee or our Board of Directors serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the board of directors or compensation committee of the other entity.

      See section below entitled “Certain Relationships and Related Transactions” for a discussion of Mr. Nelsen’s relationship with Amphora, a former related party.

Equity Compensation Plan Information

      The following table provides certain information with respect to all of Caliper’s equity compensation plans in effect as of December 31, 2003.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in column (a))*
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,462,716	$6.83	4,390,041
Equity compensation plans not approved by security holders	1,062,388	$6.97	62,612
Total(1)	8,525,104	$6.85	4,452,653

(1)	Does not include 411,246 shares outstanding that are subject to repurchase.

*	On the day after each annual meeting, until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Non-Employee Directors’ Stock Option Plan automatically increases by that number of shares equal to the greater of (i) three-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to options granted during the prior 12-month period; provided the Board may provide for a lesser increase. On the day after each annual meeting, until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan automatically increases by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period; provided the Board may provide for a lesser increase. On the day after each annual meeting, until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Equity Incentive Plan automatically increases by that number of shares equal to the greater of (i) five percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to stock awards granted during the prior 12-month period; provided the Board may provide for a lesser increase.

      The following equity compensation plans of Caliper that were in effect as of December 31, 2003 were adopted without the approval of Caliper’s security holders: 2001 Non-Statutory Stock Option Plan (the “2001 Plan”) and the Acquisition Incentive Plan.

      In December 2001, our Board of Directors adopted the 2001 Plan. A total of 500,000 shares of common stock has been reserved for issuance under this plan. As of December 31, 2003, options to purchase a total of 462,388 shares were outstanding, and 37,612 shares remained available for future grants, under the 2001 Plan.

      In July 2003, our Board of Directors adopted the Acquisition Incentive Plan in connection with our acquisition of Zymark Corporation. A total of 900,000 shares of common stock has been reserved for issuance under this plan. As of December 31, 2003, 275,000 restricted shares and options to purchase a total of 600,000 shares were outstanding, and 25,000 shares remained available for future grants, under the Acquisition Incentive Plan.

      2001 Non-Statutory Stock Option Plan. All of our employees and consultants, other than officers and directors, are eligible to receive stock awards under the 2001 Plan. Although we may not generally grant stock awards to officers and directors, we may grant stock awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if these persons become officers or directors in connection with such employment.

      The Board shall administer the 2001 Plan unless and until the Board delegates administration to a committee. Our Board may suspend or terminate the 2001 Plan at any time. Our Board may also amend the 2001 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.

      Our Board may grant only non-statutory options with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder’s service to our affiliates and to us terminates.

      If we dissolve or liquidate, then any outstanding options under the 2001 Plan will terminate immediately prior to the event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2001 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

      Acquisition Incentive Plan. All persons not previously employed by Caliper where the stock awards are an inducement to such persons to accept employment with Caliper or accept or continue employment with an affiliate of Caliper are eligible to receive stock awards under the Acquisition Incentive Plan.

      The Board shall administer the Acquisition Incentive Plan unless and until the Board delegates administration to a committee. If required under applicable law or Nasdaq listing requirements, the Acquisition Incentive Plan shall be administered by a committee as provided in the Acquisition Incentive Plan. Our Board may suspend or terminate the Acquisition Incentive Plan at any time. Our Board may also amend the Acquisition Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.

      Our Board may grant non-statutory options and restricted stock with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder’s service to our affiliates and to us terminates.

      If we dissolve or liquidate, then any outstanding options under the Acquisition Incentive Plan will terminate immediately prior to the event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the Acquisition Incentive Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

PERFORMANCE MEASUREMENT COMPARISON(3)

      The following graph shows the total stockholder return of an investment of $100 in cash on December 15, 1999 for (i) Caliper’s common stock, (ii) the Nasdaq Stock Market (U.S.) and (iii) the Nasdaq Pharmaceutical Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN*

AMONG CALIPER LIFE SCIENCES, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

	12/15/99	12/99	12/00	12/01	12/02	12/03

Caliper Life Sciences, Inc.	100.00	417.19	293.75	97.56	18.50	41.63
Nasdaq Stock Market (U.S.)	100.00	120.97	81.02	44.69	41.15	57.85
Nasdaq Pharmaceutical	100.00	129.01	154.06	140.41	90.84	130.86

*	$100 invested on 12/15/99 in stock or on 11/30/99 in index-including reinvestment of dividends. Fiscal year ending December 31.

3	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Caliper under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Relationship with Amphora Discovery Corp. In September 2001, we formed a new, independently funded and managed company, Amphora Discovery Corp., to create and commercialize comprehensive chemical genomics information detailing the interactions of small molecules with a broad array of gene products. However, after completion of Amphora’s third round of venture capital financing in December 2003, Caliper’s ownership interest in Amphora was effectively reduced to 0%. Until December 2003, we employed the equity method of accounting for our investment in Amphora.

      Venture capitalists that have invested in Amphora include affiliated entities associated with ARCH Venture Partners and Venrock Associates. One of our former directors who resigned from our Board in February 2004, Robert T. Nelsen, is a Managing Director of ARCH Venture Partners, and another of our former directors who resigned in March of 2004, Anthony B. Evnin, is a General Partner of Venrock Associates. As of the date hereof, the entities affiliated with ARCH Venture Partners collectively own approximately 21% of Amphora on a fully-diluted basis and the entities associated with Venrock Associates own approximately 20% of Amphora on a fully diluted basis. In addition, James L. Knighton, our former President, Chief Operating Officer and Chief Financial Officer, and Michael R. Knapp, Ph.D., our former Chief Executive Officer and Chief Technology Officer, entered into separate consulting agreements with Amphora pursuant to which they purchased 400,000 and 900,000 shares, respectively, of Amphora’s common stock at $0.10 per share. After Amphora’s financing in December 2003, Mr. Knighton and Dr. Knapp’s share ownership in Amphora was effectively reduced to zero. Other than reimbursement of expenses, Mr. Knighton and Dr. Knapp receive no additional compensation under these agreements. Dr. Kisner, our Chairman of the Board of Directors, served as our representative on the Board of Directors of Amphora until October 2003.

      In 2003, we recognized $2.5 million of revenue from Amphora, consisting of $1,650,000 in datapoint revenues, $499,000 of remaining gross profit that was previously deferred from 2002 under the equity accounting method, and $340,000 of other products and assay development services to Amphora. We recorded these sales as related party revenue in our financial statements. In December of 2003, we amended the Modification Agreement dated December 12, 2002, between Amphora and Caliper, to provide that Amphora’s obligation to purchase one additional Caliper 250 Drug Discovery System prior to December 31, 2003 would be extended through June 30, 2004.

      Indebtedness of Management. In July 1999, we loaned Dr. Daniel L. Kisner, then our Chief Executive Officer and currently our Chairman of the Board of Directors, $425,000 in connection with the purchase of a residence. In July 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan has a maximum term of six years with an annual interest rate of 5.96%. At December 31, 2002, Dr. Kisner owed us $215,000. Dr. Kisner paid us $50,000, including $37,186 of loan principal in February 2003, and $50,000, including loan principal of $38,560 in March 2004, leaving a balance of $139,254 outstanding on the loan as of March 31, 2004.

      Stock Options. See the section above entitled “Executive Compensation” for a description of stock options granted to our directors and executive officers and employment agreements entered into with our executive officers.

      Indemnification Agreements. We have entered into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and officers.

      Consulting and Other Agreements. We have entered into consulting and other agreements with Mr. E. Kevin Hrusovsky, Dr. Daniel L. Kisner, Dr. David V. Milligan, Mr. James L. Knighton, Dr. Michael Knapp and Mr. Anthony Hendrickson. See section above entitled “Employment, Severance and Change of Control Agreements” for a discussion of these agreements.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Caliper’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Director, Corporate Communications, 605 Fairchild Drive, Mountain View, CA 94043, or contact Michele Boudreau at 650-623-0700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

STEPHEN E. CREAGER
General Counsel and Secretary

April 30, 2004

A copy of Caliper’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Communications, Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

Appendix A

CALIPER LIFE SCIENCES, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

      The Audit Committee of the Board of Directors (the “Board”) of Caliper Life Sciences, Inc. (the “Company”) shall consist of at least three directors, none of whom shall be employees of the Company and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board and in accordance with the independence requirements of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”); provided, however, that if permitted by the Nasdaq rules and the rules and regulations of the SEC, one member need not meet the independence requirements under the conditions specified by such requirements and rules and regulations. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the experience requirements of Nasdaq rules and SEC rules and regulations.

Statement of Purpose and Policy

      The purpose of the Audit Committee shall be to provide assistance to the Board and, when required under applicable Nasdaq rules and SEC rules and regulations, to act on behalf of the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and financial reporting processes of the Company, the audit of the Company’s financial statements and the quality and integrity of the financial reports of the Company. In so doing, the Audit Committee shall maintain free and open means of communication between the Audit Committee and the other directors, the Company’s independent auditors, and the financial management of the Company. The Audit Committee shall also ensure that the Company has established and continues to maintain procedures for easy access to the Audit Committee for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are to report directly to the Audit Committee, and that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

Authority

      The Audit Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the independent auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this Charter. The Audit Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Audit Committee, are necessary or appropriate in carrying out its duties. The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, independent auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

      In carrying out its responsibilities, the Audit Committee shall:

•	Have sole authority to hire and terminate the independent auditors.

•	Be directly responsible for the appointment and compensation of the independent auditors on an annual basis. The Committee shall have the sole and exclusive authority with respect to such matters and to oversight of the independent auditors as a whole.

•	Evaluate on an annual basis (unless extraordinary circumstances require a more frequent evaluation) the independent auditors to be engaged to audit the financial statements of the Company and its divisions and subsidiaries.

•	Receive written statements from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the objectivity and independence of the auditors.

•	Have the sole authority to approve all audit, review and attest services, as well as non-audit services (but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee), to be performed by the independent auditors.

•	Meet on an annual basis with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Review on an annual basis with the independent auditors and the Company’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review the financial statements contained in the annual report to stockholders with management and the independent auditors, as well as all significant correcting adjustments identified by the independent auditors or disagreements between management and the independent auditors, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit, including their access to all requested records, data and information.

•	Review on an annual basis executive personnel and succession planning within the finance organization of the Company.

•	Investigate any matter brought to its attention within the scope of its duties.

•	Review the financial statements and Management’s Discussion and Analysis section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

•	Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the members of the Audit Committee.

•	Review, prior to announcement, Company press releases releasing the Company’s quarterly and annual financial results for the purpose of ensuring that such press releases and other disclosures properly disclose financial information presented in accordance with GAAP and applicable Nasdaq rules and SEC rules and regulations.

•	Have the sole authority to approve the hiring of any employee who is employed by the independent auditor, or has been employed by the independent auditor within the five years prior to the date of determination whether or not to hire such employee.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and a policy of open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

•	Prepare the Annual Report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	To the extent requested by any member of the Board, provide to the Board the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•	Perform such other functions and to have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

      The operation of the Audit Committee shall be subject to the By-laws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

CALIPER LIFE SCIENCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 3, 2004
CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

Caliper Life Sciences, Inc. 68 Elm Street Hopkinton, MA 01748	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint E. Kevin Hrusovsky and Stephen E. Creager, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect three Directors to hold office until the 2007 Annual Meeting of Stockholders.	☐	FOR all nominees listed at left (except as marked below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed at left.

Nominees:	01 Van Billet 02 Robert C. Bishop, Ph.D. 03 David V. Milligan, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee(s), write the number of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the	☐	For	☐	Against	☐	Abstain
Company for its fiscal year ending December 31, 2004.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.